METHODE ELECTRONICS, INC. REPORTS
FISCAL 2017 SECOND-QUARTER SALES AND EARNINGS

Chicago, IL -December 8, 2016 - Methode Electronics, Inc. (NYSE: MEI), a global developer of custom engineered and application specific products and solutions, announced financial results for the second quarter and first-half of Fiscal 2017 ended October 29, 2016.

Second Quarter Fiscal 2017
Methode's second-quarter Fiscal 2017 net sales increased $0.9 million, or 0.4 percent, to $209.3 million from $208.4 million in the same quarter of Fiscal 2016. Year over year, currency rate fluctuations decreased net sales $0.7 million.

Net income increased $3.7 million to $24.9 million, or $0.66 per share, in the second quarter of Fiscal 2017 from $21.2 million, or $0.54 per share, in the same period of Fiscal 2016.

Year over year, Fiscal 2017 second-quarter net income benefitted from:

•	higher sales in the Automotive and Power Products segments;

•	favorable commodity pricing of raw materials and a favorable currency impact on material and labor expenses;

•	overhead cost reductions in the Power Products segment;

•	International government grant of $1.5 million; and

•	lower travel expense of $0.7 million.

Year over year, Fiscal 2017 second-quarter net income was negatively affected by:

•	lower sales volumes and unfavorable data solutions products sales mix in the Interface segment;

•	higher stock award amortization expense of $1.5 million;

•	increased bonus expense of $0.9 million;

•	increased income tax expense of $0.5 million; and

•	higher legal and other professional fees of $0.3 million.

Consolidated gross margins as a percentage of sales increased to 26.6 percent in the Fiscal 2017 second quarter from 24.4 percent in the Fiscal 2016 period. Gross margins improved primarily as a result of favorable commodity pricing of raw materials and a favorable currency impact on material and labor expenses, as well as overhead cost reductions in the Power Products segment. Gross margins were negatively affected by unfavorable data solutions products sales mix in the Interface segment.

Selling and administrative expenses as a percentage of sales increased to 12.7 percent for the Fiscal 2017 second quarter compared to 11.8 percent in the same period last year. Selling and administrative expenses increased $2.0 million, or 8.2 percent, to $26.5 million in the Fiscal 2017 second quarter compared to

Methode Electronics, Inc. Reports Fiscal 2017 Second-Quarter Financial Results

$24.5 million in the prior-year second quarter due primarily to higher stock award amortization, increased bonus expense and increased legal and professional fees, partially offset by lower travel expense.

In the Fiscal 2017 second quarter, income tax expense increased $0.5 million to $6.2 million compared to $5.7 million in the Fiscal 2016 second quarter. The Company’s effective tax rate decreased to 19.9 percent in the Fiscal 2017 period from 21.2 percent in the previous second quarter.

Segment Comparisons
Comparing the Automotive segment's Fiscal 2017 second quarter to the same period of Fiscal 2016,

•	Net sales increased 2.1 percent, or $3.4 million, attributable to:

•
a 6.2 percent sales improvement in North America due to higher General Motors' center console and transmission lead frame assembly product volumes, partially offset by pricing concessions and lower Ford center console product volume; and

•
a 5.7 percent sales increase in Asia due to improved transmission lead frame assembly and interior light and switch assembly product volumes, partially offset by decreased brake switch assembly and steering angle sensor product volumes; partially offset by

•
a 9.1 percent sales decline in Europe due to decreased customer funded tooling and design and development services, partially offset by higher integrated center panel, ignition and steering wheel switch product volumes.

•	Gross margins as a percentage of sales improved to 28.6 percent from 26.9 percent due to favorable commodity pricing of raw materials and a favorable currency impact on material and labor expenses.

•
Income from operations increased 9.4 percent as the result of increased sales, favorable commodity pricing of raw materials and a favorable currency impact on material and labor expenses as well as lower travel and general administrative expense, partially offset by higher stock award amortization and bonus expense.

Comparing the Interface segment's Fiscal 2017 second quarter to the same period of Fiscal 2016,

•	Net sales decreased 9.2 percent, or $3.3 million, percent attributable to:

•	a 30.0 percent sales decrease in Asia due to lower legacy product volume; and

•	a 11.5 percent sales decline in North America driven by lower data solutions, radio remote control and appliance product volumes; partially offset by

•	a 7.7 percent sales improvement in Europe as the result of higher radio remote control product volumes.

•
Gross margins as a percentage of sales declined to 19.1 percent from 26.3 percent due to lower sales, specifically in data solutions, partially offset by favorable commodity pricing of raw materials and a favorable currency impact on material and labor expenses.

•
Income from operations decreased as the result of lower sales and higher stock award amortization expense, partially offset by favorable commodity pricing of raw materials and a favorable currency impact on material and labor expenses, as well as lower bonus, commission, travel, advertising and general expenses.

Comparing the Power Products segment's Fiscal 2017 second quarter to the same period of Fiscal 2016,

•	Net sales increased 5.9 percent, or $0.7 million, attributable to:

•	a 40.0 percent sales increase in Asia due to higher PowerRail® and other busbar product volumes; and

•	a 9.1 percent sales improvement in Europe driven by higher busbar product volumes, partially offset by lower bypass switch product volume; partially offset by

•	a 14.9 percent sales decrease in North America as the result of lower busbar product volumes.

Methode Electronics, Inc. Reports Fiscal 2017 Second-Quarter Financial Results

•
Gross margins as a percentage of sales increased to 24.0 percent from 9.3 percent due to higher sales, overhead cost reductions, favorable commodity pricing of raw materials and a favorable currency impact on material and labor expenses.

•
Income from operations improved 320.0 percent as the result of increased sales, overhead cost reductions, favorable commodity pricing of raw materials and a favorable currency impact on material and labor expenses, partially offset by higher bonus expense.

First-Half Fiscal 2017
Methode's first-half Fiscal 2017 net sales decreased $10.6 million, or 2.6 percent, to $401.1 million from $411.7 million in the same period of Fiscal 2016. Year over year, currency rate fluctuations decreased net sales $1.4 million.

Net income increased $1.1 million to $45.9 million, or $1.23 per share, in the first-half of Fiscal 2017 from $44.8 million, or $1.15 per share, in the same period of Fiscal 2016.

Year over year, first-half Fiscal 2017 -net income benefitted from:

•	favorable commodity pricing of raw materials and a favorable currency impact on material and labor expenses;

•	International government grant of $1.5 million;

•	decreased income tax expense of $1.4 million;

•	lower travel expense of $1.3 million;

•	commodity pricing adjustments in the Automotive segment of $1.0 million;

•	the one-time reversal of accruals related to customer commercial issues in the Automotive segment of $1.0 million;

•	the absence of costs associated with the move of manufacturing from the Philippines to Egypt in the Fiscal 2016 first quarter of $1.0 million;

•	lower bonus expense of $0.2 million and

•	overhead cost reductions in the Power Products segment.

Year over year, first-half Fiscal 2017 net income was negatively affected by:

•	lower sales across all segments;

•	higher stock award amortization expense of $4.8 million;

•	increased legal and professional fees of $3.1 million;

•	the absence of a tariff refund of $1.3 million.

Consolidated gross margins as a percentage of sales increased to 27.3 percent in the Fiscal 2017 first-half from 25.4 percent in the Fiscal 2016 period. Gross margins improved primarily as a result of commodity pricing adjustments and the one-time reversal of accruals related to customer commercial issues in the Automotive segment, favorable commodity pricing of raw materials and a favorable currency impact on material and labor expenses, the absence of costs associated with the move of manufacturing from the Philippines to Egypt, as well as overhead cost reductions in the Power Products segment.

Selling and administrative expenses as a percentage of sales increased to 13.5 percent for the Fiscal 2017 first-half compared to 11.6 percent in the same period last year. Selling and administrative expenses increased $6.4 million, or 13.4 percent, to $54.0 million in the Fiscal 2017 first-half compared to $47.6 million in the prior-year period due primarily to higher stock award amortization expense as well as increased legal and professional fees, partially offset by lower travel and bonus expense.

Methode Electronics, Inc. Reports Fiscal 2017 Second-Quarter Financial Results

In the Fiscal 2017 first-half, income tax expense decreased $1.4 million to $11.7 million compared to $13.1 million in the Fiscal 2016 first-half. The Company’s effective tax rate decreased to 20.2 percent in the Fiscal 2017 period from 22.7 percent in the previous period.

Segment Comparisons
Comparing the Automotive segment's Fiscal 2017 first-half to the same period of Fiscal 2016,

•	Net sales decreased 0.8 percent, or $2.5 million, attributable to:

•
a 9.4 percent sales decline in Europe due to decreased customer funded tooling and design and development services, partially offset by higher integrated center panel, ignition and steering wheel switch product volumes; and

•	a 1.7 percent sales decrease in Asia due to reduced transmission lead frame assembly product volume, partially offset by higher interior light and switch assembly product volumes; partially offset by

•
a 3.3 percent sales improvement in North America due to higher General Motors' center console and transmission lead frame assembly product volumes, partially offset by pricing concessions and lower Ford center console product volume.

•
Gross margins as a percentage of sales improved to 29.4 percent from 27.8 percent due to commodity pricing adjustments and the one-time reversal of accruals related to customer commercial issues as well as favorable commodity pricing of raw materials and a favorable currency impact on material and labor expenses, partially offset by the absence of a tariff refund.

•
Income from operations increased 4.8 percent as the result of commodity pricing adjustments and the one-time reversal of accruals related to customer commercial issues, favorable commodity pricing of raw materials and a favorable currency impact on material and labor expenses, as well as lower travel and bonus expense, partially offset by lower sales and higher stock award amortization expense.

Comparing the Interface segment's Fiscal 2017 first-half to the same period of Fiscal 2016,

•	Net sales decreased 6.3 percent, or $4.4 million, attributable to:

•	an 8.3 percent sales decline in North America driven by lower data solutions and appliance product volumes; and

•	a 0.8 percent sales reduction in Europe; partially offset by

•	an 18.8 percent sales improvement in Asia due to higher legacy product volume.

•
Gross margins as a percentage of sales declined to 21.2 percent from 23.7 percent due to lower sales, specifically in data solutions, partially offset by favorable commodity pricing of raw materials and a favorable currency impact on material and labor expenses.

•
Income from operations decreased as the result of lower sales and higher stock award amortization expense, partially offset by favorable commodity pricing of raw materials and a favorable currency impact on material and labor expenses, as well as lower salary, fringe, bonus, commission, travel, and advertising expenses.

Comparing the Power Products segment's Fiscal 2017 first-half to the same period of Fiscal 2016,

•	Net sales decreased 13.4 percent, or $3.8 million, attributable to:

•	a 27.3 percent sales decline in Europe driven by lower bypass switch product volume partially offset by higher busbar product volume; and

•	a 24.5 percent sales decrease in North America as the result of lower PowerRail® and other busbar product volumes; partially offset by

•	a 9.5 percent sales increase in Asia due to higher PowerRail® and other busbar product volumes.

Methode Electronics, Inc. Reports Fiscal 2017 Second-Quarter Financial Results

•
Gross margins as a percentage of sales increased to 26.1 percent from 18.4 percent due to overhead cost reductions and favorable commodity pricing of raw materials and a favorable currency impact on material and labor expenses.

•
Income from operations improved 28.6 percent as the result of overhead cost reductions as well as favorable commodity pricing of raw materials and a favorable currency impact on material and labor expenses, partially offset by decreased sales and higher bonus expense.

Share Repurchase
In the first-half of Fiscal 2017, the Company purchased approximately $9.8 million, or 280,168 shares, of its outstanding common stock at an average purchase price of $34.96 under its board of directors-authorized $100 million repurchase plan, which terminates September 1, 2017. Approximately $28.0 million remains under the repurchase plan. The program may be suspended or terminated at any time.

Guidance
Methode updated Fiscal 2017 guidance. The Company maintained sales guidance in the range of $820 million to $845 million, however it believes full-year sales will likely be at the low end of this range, with the potential to be slightly below the range should weakness in its data solutions group extend further. The Company maintained guidance for income from operations in the range of $102 million to $117 million but increased earnings per share to a range of $2.30 to $2.45 from $2.11 to $2.35 due to productivity improvements and the award of an international government grant.

The guidance ranges for Fiscal 2017 are based upon management's expectations regarding a variety of factors and involve a number of risks and uncertainties, including, but not limited to, the following:

•	the price of commodities, including copper and resins;

•	currency exchange effect of the operations of foreign businesses;

•	the sales volumes and timing thereof for certain makes and models of pickup trucks, sports utility vehicles and passenger cars;

•	an effective tax rate in the low- to mid-twenty percent range with no significant changes in tax valuation allowances, tax credit movement or enacted tax laws.

•	the effect on earnings per share of the repurchase of shares in Fiscal 2017;

•	sales mix within the markets served;

•	the uncertainty of the European economy;

•	continued ability to realize manufacturing efficiencies;

•	no significant supplier issues or manufacturing quality events;

•	no unusual or one-time items; and

•	no acquisitions or divestitures.

Management Comments
President and Chief Executive Officer Donald W. Duda said, “Year over year, we delivered strong earnings in our second quarter and first-half despite nearly flat sales, which reflects our commitment to continuous manufacturing improvement as well as the successful investments we have made in vertical integration.”

Mr. Duda concluded, “With over 6,000 surgeries performed utilizing our Dabir Surface with no known tissue injury, we remain focused on gathering scientifically based clinical evidence and educating healthcare communities that Dabir can become a transformative solution to address the significant need for the prevention of pressure ulcers, commonly known as bed sores.”

Conference Call

Methode Electronics, Inc. Reports Fiscal 2017 Second-Quarter Financial Results

The Company will conduct a conference call and Webcast to review financial and operational highlights led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, John Hrudicka, today at 10:00 a.m. Central time.

To participate in the conference call, please dial (877) 407-9210 (domestic) or (201) 689-8049 (international) at least five minutes prior to the start of the event. A simultaneous Webcast can be accessed through the Company’s Web site, www.methode.com, by selecting the Investor Relations page, and then clicking on the “Webcast” icon.

A replay of the conference call, as well as an MP3 download, will be available shortly after the call through October 1 by dialing (877) 660-6853 (domestic) or (201) 612-7415 (international) and providing Conference ID number 10166. On the Internet, a replay will be available for 30 days through the Company’s Web site, www.methode.com, by selecting the Investor Relations page and then clicking on the “Webcast” icon.

About Methode Electronics, Inc.
Methode Electronics, Inc. (NYSE: MEI) is a global developer of custom engineered and application specific products and solutions with manufacturing, design and testing facilities in China, Egypt, Germany, India, Italy, Lebanon, Malta, Mexico, Singapore, Switzerland, the United Kingdom and the United States. We design, manufacture and market devices employing electrical, electronic, wireless, safety radio remote control, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. Our business is managed on a segment basis, with those segments being Automotive, Interface, Power Products and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found on Methode's Web site www.methode.com.

Forward-Looking Statements
This press release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode's expectations on a quarterly basis or otherwise. The forward-looking statements in this press release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode's filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: (1) dependence on a small number of large customers, including two large automotive customers; (2) dependence on the automotive, appliance, computer and communications industries; (3) investment in programs prior to the recognition of revenue; (4) timing, quality and cost of new program launches; (5) ability to withstand price pressure, including pricing concessions ; (6) currency fluctuations; (7) customary risks related to conducting global operations; (8) ability to successfully market and sell Dabir surfaces; (9) continued economic challenges in Europe including the exit of the United Kingdom from the European Union; (10) dependence on our supply chain; (11) income tax rate fluctuations; (12) ability to withstand business interruptions; (13) dependence on the availability and price of raw materials; (14) fluctuations in our gross margins; (15) location of a significant amount of cash outside of the U.S.; (16) ability to keep pace with rapid technological changes; (17) a breach of our information technology systems; (18) ability to avoid design or manufacturing defects; (19) ability to compete effectively; (20) ability to protect our intellectual property; (21) ability to successfully benefit from acquisitions and divestitures; (22) the recognition of goodwill impairment charges; (23) costs and expenses due to

Methode Electronics, Inc. Reports Fiscal 2017 Second-Quarter Financial Results

regulations regarding conflict minerals; and (24) the effect of the Presidential election on NAFTA and other international trade agreements.

For Methode Electronics, Inc. - Investor Contacts:
Kristine Walczak, Dresner Corporate Services, 312-780-7205, kwalczak@dresnerco.com

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
($ in millions, except per share data)

	Three Months Ended		Six Months Ended
	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015

Net sales	$209.3	$208.4	$401.1	$411.7

Cost of products sold	153.7	157.5	291.5	307.2

Gross profit	55.6	50.9	109.6	104.5

Selling and administrative expenses	26.5	24.5	54.0	47.6

Income from operations	29.1	26.4	55.6	56.9

Interest income, net	(0.1)	(0.3)	(0.1)	(0.5)
Other income, net	(1.9)	(0.2)	(1.9)	(0.5)

Income before income taxes	31.1	26.9	57.6	57.9

Income tax expense	6.2	5.7	11.7	13.1

NET INCOME ATTRIBUTABLE TO METHODE ELECTRONICS, INC.	$24.9	$21.2	$45.9	$44.8

Amounts per common share attributable to Methode Electronics, Inc.:
Basic	$0.66	$0.55	$1.23	$1.15
Diluted	$0.66	$0.54	$1.23	$1.15
Cash dividends:
Common stock	$0.09	$0.09	$0.18	$0.18
Weighted average number of Common Shares outstanding:
Basic	37,353,423	38,972,930	37,337,985	38,913,836
Diluted	37,541,250	39,077,839	37,494,219	39,031,424

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in millions)

	As of	As of
	October 29, 2016	April 30, 2016
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$249.6	$227.8
Accounts receivable, net	172.0	175.5
Inventories:
Finished products	11.6	11.9
Work in process	7.3	9.6
Materials	41.7	44.7
	60.6	66.2
Deferred income taxes	—	11.8
Prepaid expenses and other current assets	14.9	14.9
TOTAL CURRENT ASSETS	497.1	496.2
PROPERTY, PLANT AND EQUIPMENT	326.6	325.9
Less allowances for depreciation	237.8	232.9
	88.8	93.0
GOODWILL	1.6	1.7
INTANGIBLE ASSETS, net	7.8	8.9
PRE-PRODUCTION COSTS	16.0	9.5
DEFERRED INCOME TAXES	36.3	27.7
OTHER ASSETS	18.9	18.9
	80.6	66.7
TOTAL ASSETS	$666.5	$655.9
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$75.9	$68.2
Other current liabilities	38.0	49.7
TOTAL CURRENT LIABILITIES	113.9	117.9
LONG-TERM DEBT	49.0	57.0
OTHER LIABILITIES	2.4	2.9
DEFERRED COMPENSATION	8.4	8.0
SHAREHOLDERS’ EQUITY
Common stock, $0.50 par value, 100,000,000 shares authorized, 38,090,262 and 38,181,985 shares issued as of October 29, 2016 and April 30, 2016, respectively	19.0	19.1
Additional paid-in capital	121.2	112.3
Accumulated other comprehensive income	(23.1)	(8.4)
Treasury stock, 1,346,624 shares as of October 29, 2016 and April 30, 2016	(11.5)	(11.5)
Retained earnings	387.2	358.6
TOTAL EQUITY	492.8	470.1
TOTAL LIABILITIES AND EQUITY	$666.5	$655.9

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
($ in millions)

	Six Months Ended
	October 29, 2016	October 31, 2015
OPERATING ACTIVITIES
Net income	$45.9	$44.8
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for depreciation	10.5	10.8
Amortization of intangibles	1.2	1.2
Amortization of stock awards and stock options	7.0	2.2
Changes in operating assets and liabilities	(1.0)	(9.9)
Other	0.1	—
NET CASH PROVIDED BY OPERATING ACTIVITIES	63.7	49.1

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(9.5)	(9.5)
NET CASH USED IN INVESTING ACTIVITIES	(9.5)	(9.5)

FINANCING ACTIVITIES
Taxes paid related to net share settlement of equity awards	(1.1)	(7.6)
Purchase of common stock	(9.8)	(22.8)
Proceeds from exercise of stock options	1.5	0.4
Tax benefit from stock option exercises	0.5	4.0
Cash dividends	(6.6)	(6.9)
Proceeds from borrowings	—	25.0
Repayment of borrowings	(8.0)	(8.0)
NET CASH USED IN FINANCING ACTIVITIES	(23.5)	(15.9)

Effect of foreign currency exchange rate changes on cash	(8.9)	(5.2)

INCREASE IN CASH AND CASH EQUIVALENTS	21.8	18.5
Cash and cash equivalents at beginning of period	227.8	168.1
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$249.6	$186.6